Exhibit 99.1

331 Treble Cove Road North Billerica, MA 01862	800.362.2668 www.lantheus.com
Lantheus Holdings, Inc. Reports Third Quarter 2020 Financial Results
•Worldwide revenue of $88.5 million for the third quarter 2020, representing an increase of 3.2% from the prior year period
•Net loss of $6.4 million for the third quarter 2020, compared to net income of $4.9 million in the prior year period
•GAAP diluted EPS of $(0.10) for the third quarter 2020, compared to GAAP diluted EPS of $0.12 in the prior year period; adjusted diluted EPS of $0.04 for the third quarter 2020, compared to adjusted diluted EPS of $0.28 in the prior year period
•Net cash provided by operating activities was $8.6 million for the third quarter 2020. Free cash flow was $4.8 million in the third quarter 2020
NORTH BILLERICA, MA., November 5, 2020 - Lantheus Holdings, Inc. (the “Company”) (NASDAQ: LNTH), the parent company of Lantheus Medical Imaging, Inc. and Progenics Pharmaceuticals, Inc., and a global leader in the development, manufacture and commercialization of innovative diagnostic and therapeutic agents and products, today reported financial results for its third quarter ended September 30, 2020.
The Company’s worldwide revenue for the third quarter of 2020 totaled $88.5 million, compared with $85.8 million for the third quarter of 2019, representing an increase of 3.2% from the prior year period.
The Company’s third quarter 2020 net loss was $6.4 million, or $(0.10) per fully diluted share, as compared to net income of $4.9 million, or $0.12 per fully diluted share for the third quarter of 2019.
The Company’s third quarter 2020 adjusted fully diluted earnings per share were $0.04, as compared to $0.28 for the third quarter of 2019, representing a decrease of 87.1% from the prior year period.
Lastly, net cash provided by operating activities was $8.6 million for the third quarter 2020. Free Cash Flow was $4.8 million in the third quarter of 2020, representing a decrease of approximately $18.3 million from the prior year period.
“We continued to see steady recovery throughout the quarter primarily driven by DEFINITY and complemented by accelerated synergy capture, delivering a strong adjusted EPS performance,” said Mary Anne Heino, President and CEO. “Importantly, despite increased investment during the quarter related to our newly-combined business and our on-going integration efforts, we generated positive free cash flow. We remain committed to executing on our corporate initiatives even during these unprecedented times. In our first quarter as an integrated company, we received approval for VIALMIXRFID and submitted the NDA for our PSMA-targeted PET imaging agent, PyL. We believe these accomplishments and our continued financial discipline position us to drive sustainable future growth and enhanced shareholder value.”
Outlook
On April 9, 2020, the Company withdrew full year 2020 revenue, revenue growth, and adjusted fully diluted earnings per share guidance as a result of the continued uncertainties surrounding the scope, duration and impacts of the COVID-19 pandemic. Due to these uncertainties, and uncertain timing of global recovery and economic normalization, the Company continues to be unable to provide guidance as to the overall impacts on its operations and financial results during the ongoing pandemic.
Internet Posting of Information
The Company routinely posts information that may be important to investors in the “Investors” section of its website at www.lantheus.com. The Company encourages investors and potential investors to consult its website regularly for important information about the Company.
Conference Call and Webcast
As previously announced, the Company will host a conference call and webcast on Thursday, November 5, 2020 at 8:00 a.m. ET. To access the live conference call via telephone, please dial 1-866-498-8390 (U.S. callers) or 1-678-509-7599 (international callers) and provide passcode 8872902. A live webcast will be available in the Investors section of the Company’s website at www.lantheus.com.

A replay of the audio webcast will be available in the Investors section of our website at www.lantheus.com approximately two hours after completion of the call and will be archived for 30 days.
The conference call will include a discussion of non-GAAP financial measures. Reference is made to the most directly comparable GAAP financial measures, the reconciliation of the differences between the two financial measures, and the other information included in this press release, our Form 8-K filed with the SEC today, or otherwise available in the Investor Relations section of our website located at www.lantheus.com.
The conference call may include forward-looking statements. See the cautionary information about forward-looking statements in the safe-harbor section of this press release.
About Lantheus Holdings, Inc.
Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc., Progenics Pharmaceuticals, Inc., and EXINI Diagnostics AB, and a global leader in the development, manufacture and commercialization of innovative diagnostic and therapeutic agents and products. Lantheus provides a broad portfolio of products, including the echocardiography agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; AZEDRA® for the treatment of certain rare neuroendocrine tumors; and RELISTOR® for the treatment of opioid-induced constipation, which is partnered with Bausch Health Companies, Inc. The Company is headquartered in North Billerica, Massachusetts with offices in New York, New Jersey, Puerto Rico, Canada and Sweden. For more information, visit www.lantheus.com.
Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, such as adjusted net income and its line components; adjusted net income per share - fully diluted; and free cash flow. The Company’s management believes that the presentation of these measures provides useful information to investors. These measures may assist investors in evaluating the Company’s operations, period over period. However, these measures may exclude items that may be highly variable, difficult to predict and of a size that could have a substantial impact on the Company’s reported results of operations for a particular period. Management uses these and other non-GAAP measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to employee performance compensation targets. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.
Safe Harbor for Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by their use of terms such as “anticipate,” “believe,” “confident,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “will” and other similar terms. Such forward-looking statements are based upon current plans, estimates and expectations that are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements include : (i) the impact of the global COVID-19 pandemic on our business, financial conditions or prospects, or on the timing and enrollment of our clinical trials; (ii) continued market expansion and penetration for our commercial products, particularly DEFINITY®, in the face of segment competition and potential generic competition as a result of patent and regulatory exclusivity expirations; (iii) the global Molybdenum-99 supply; (iv) our products manufactured at Jubilant HollisterStier and our plans to develop a modified formulation of DEFINITY with Samsung Biologics; (v) our efforts in new product development, including for PyL, the Progenics prostate cancer diagnostic imaging agent, including our ability to obtain FDA approval of PyL in 2021, and new clinical applications for our products; (vi) our dependence upon third parties for the manufacture and supply of PyL and the timing of that manufacturing capacity becoming available; (vii) the continued integration of the Progenics product and product candidate portfolio following the consummation of the Progenics transaction; (viii) our capacity to use in-house manufacturing; and (ix) our ability to commercialize our products in new ex-U.S. markets; (x) the expected timing for commercialization of products we or our strategic partners may develop, including flurpiridaz F 18; (xi) our ability to develop highly contextualized assessments of disease burden using PSMA AI and (xii) the risk and uncertainties discussed in our filings with the Securities and Exchange Commission (including those described in the Risk Factors section in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q).
- Tables Follow -

Lantheus Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data – unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$88,544	$85,776	$245,258	$257,991
Cost of goods sold	52,284	44,187	145,148	127,745
Gross profit	36,260	41,589	100,110	130,246
Operating expenses
Sales and marketing	11,609	10,151	28,044	31,496
General and administrative	18,217	18,061	55,586	43,943
Research and development	11,684	4,860	20,150	15,584
Total operating expenses	41,510	33,072	103,780	91,023
Operating (loss) income	(5,250)	8,517	(3,670)	39,223
Interest expense	2,808	2,356	6,668	11,491
Loss on extinguishment of debt	—	—	—	3,196
Other (income) loss	(596)	804	(1,702)	(1,695)
(Loss) income before income taxes	$(7,462)	$5,357	$(8,636)	$26,231
Income tax (benefit) expense	(1,076)	501	1,425	5,014
Net (loss) income	$(6,386)	$4,856	$(10,061)	$21,217
Net (loss) income per common share:
Basic	$(0.10)	$0.12	$(0.20)	$0.55
Diluted	$(0.10)	$0.12	$(0.20)	$0.53
Weighted-average common shares outstanding:
Basic	66,820	39,123	49,858	38,901
Diluted	66,820	40,286	49,858	40,123

Lantheus Holdings, Inc.
Consolidated Segment Revenues Analysis
(in thousands – unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
United States
DEFINITY	$53,792	$50,917	5.6%	$148,346	$154,099	(3.7)%
TechneLite	17,652	18,281	(3.4)%	52,599	55,204	(4.7)%
Other nuclear	11,571	9,355	23.7%	26,437	28,006	(5.6)%
Rebates and allowances	(5,540)	(3,903)	41.9%	(13,763)	(12,035)	14.4%
Total United States	77,475	74,650	3.8%	213,619	225,274	(5.2)%
International
DEFINITY	1,637	1,478	10.8%	4,239	4,036	5.0%
TechneLite	3,837	3,466	10.7%	10,897	10,794	1.0%
Other nuclear	5,596	6,186	(9.5)%	16,507	17,901	(7.8)%
Rebates and allowances	(1)	(4)	(75.0)%	(4)	(14)	(71.4)%
Total International	11,069	11,126	(0.5)%	31,639	32,717	(3.3)%
Worldwide
DEFINITY	55,429	52,395	5.8%	152,585	158,135	(3.5)%
TechneLite	21,489	21,747	(1.2)%	63,496	65,998	(3.8)%
Other nuclear	17,167	15,541	10.5%	42,944	45,907	(6.5)%
Rebates and allowances	(5,541)	(3,907)	41.8%	(13,767)	(12,049)	14.3%
Total Revenues	$88,544	$85,776	3.2%	$245,258	$257,991	(4.9)%

Lantheus Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data – unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(6,386)	$4,856	$(10,061)	$21,217
Stock and incentive plan compensation	3,992	3,423	10,452	9,580
Amortization of acquired intangible assets	4,768	451	6,087	1,353
Acquired debt fair value adjustment	(385)	—	(385)	—
Contingent consideration fair value adjustments	800	—	800	—
Non-recurring refinancing related fees	—	—	460	—
Extinguishment of debt	—	—	—	3,196
Strategic collaboration and license costs	—	—	—	300
Integration costs	855	—	4,428	—
Acquisition-related costs	1,593	5,176	10,522	5,176
Impairment of long-lived assets	—	—	7,275	—
Other	—	—	(75)	—
Income tax effect of non-GAAP adjustments(a)	(2,819)	(2,653)	(8,265)	(7,449)
Adjusted net income	$2,418	$11,253	$21,238	$33,373
Adjusted net income, as a percentage of revenues	2.7%	13.1%	8.7%	12.9%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income per share - diluted	$(0.10)	$0.12	$(0.20)	$0.53
Stock and incentive plan compensation	0.06	0.08	0.21	0.24
Amortization of acquired intangible assets	0.08	0.01	0.12	0.03
Acquired debt fair value adjustment	(0.01)	—	(0.01)	—
Contingent consideration fair value adjustments	0.01	—	0.01	—
Non-recurring refinancing related fees	—	—	0.01	—
Extinguishment of debt	—	—	—	0.08
Strategic collaboration and license costs	—	—	—	0.01
Integration costs	0.01	—	0.09	—
Acquisition-related costs	0.02	0.13	0.21	0.12
Impairment of long-lived assets	—	—	0.14	—
Income tax effect of non-GAAP adjustments(a)	(0.03)	(0.06)	(0.16)	(0.18)
Adjusted net income per share - diluted	$0.04	$0.28	$0.42	$0.83
Weighted-average common shares outstanding - diluted(b)	67,006	40,286	50,210	40,123
(a)The income tax effect of the adjustments between GAAP net (loss) income and non-GAAP adjusted net income takes into account the tax treatment and related tax rate that apply to each adjustment in the applicable tax jurisdiction.
(b)Diluted shares may differ for non-GAAP measures as compared to GAAP due to a GAAP net loss position.

Lantheus Holdings, Inc.
Reconciliation of Free Cash Flow
(in thousands – unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$8,575	$26,442	$15,827	$57,963
Capital expenditures	(3,736)	(3,336)	(8,689)	(17,320)
Free cash flow	$4,839	$23,106	$7,138	$40,643

Lantheus Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands – unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$87,994	$92,919
Accounts receivable, net	49,206	43,529
Inventory	37,623	29,180
Other current assets	9,709	7,283
Total current assets	184,532	172,911
Property, plant and equipment, net	122,381	116,497
Intangibles, net	384,747	7,336
Goodwill	57,765	15,714
Deferred tax assets, net	69,345	71,834
Other long-term assets	60,824	21,627
Total assets	$879,594	$405,919
Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt and other borrowings	$18,138	$10,143
Accounts payable	24,070	18,608
Accrued expenses and other liabilities	39,792	37,360
Total current liabilities	82,000	66,111
Asset retirement obligations	13,962	12,883
Long-term debt, net and other borrowings	204,669	183,927
Other long-term liabilities	65,384	28,397
Total liabilities	366,015	291,318
Total stockholders’ equity	513,579	114,601
Total liabilities and stockholders’ equity	$879,594	$405,919

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Contacts:
Mark Kinarney
Senior Director, Investor Relations
978-671-8842
ir@lantheus.com

Melissa Downs
Director, Corporate Communications
646-975-2533
media@lantheus.com